LICENSE AGREEMENT

This License Agreement represents the Agreement between **ABG TapouT, LLC**, a Delaware limited liability company, ("Licensor") on the one hand, and **Axxess Pharma Inc.**, a Nevada corporation, ("Axxess") and its wholly owned subsidiary **Allstar Health Brands Inc.**, a Nevada corporation ("Allstar") on the other hand, (Axxess and Allstar shall be referred to individually and collectively as "Licensee" unless specifically identified), referenced in the binding term sheet dated October 16, 2013 ("Term Sheet") and is comprised of the Summary of Commercial Terms and the Standard Terms and Conditions set forth below as well as any exhibits and schedules referenced herein (the "Agreement"). Licensor and Licensee shall each be referred to herein as a "Party" and collectively as the "Parties". In the event of any conflict between the terms contained in the Summary of Commercial Terms set forth in Section A of this Agreement (the "Summary of Commercial Terms") and the Standard Terms and Conditions set forth in Section B of this Agreement (the "Standard Terms and Conditions"), the Summary of Commercial Terms shall govern. When executed by both Parties, this Agreement supersedes and replaces the Term Sheet.

A. SUMMARY OF COMMERCIAL TERMS

1.	**Effective Date:**	"Effective Date" shall mean October 1, 2013.
2.	**Licensee:** Corporate Organization: Address: Contact: Telephone: Email: Website:	"Licensee" shall mean, individually and collectively, both Axxess Pharma Inc. ("Axxess") and Allstar Health Brands Inc. ("Allstar"). Both Axxess and Allstar are corporations organized in the state of Nevada. Allstar's Articles of Incorporation were filed, and Allstar was therefore formed, on October 7, 2013. As such, the parties hereby acknowledge that any and all obligations of Licensee hereunder between the Effective Date and October 7, 2013 are the sole responsibility of Axxess. 2681 Eglinton Ave West Toronto Ontario M6M-1T8 Daniel Bagi 416-410-6006 Danielb@axxesspharmainc.com www.axxesspharmainc.com
3.	**Licensed Property:**	"Licensed Property" shall mean the TapouT word mark and the TapouT logo.
4.	**Licensed Products:**	"Products" shall mean pain relievers (spray bottle, roll on, wipes, plasters and recovery spray), pain relief pills, ice packs, gel packs, hot/cold packs, heat creams, muscle rubs and vitamins (including extreme muscle vitamins). "Licensed Products" shall mean Products bearing the Licensed Property.
5.	**Term:**	The "Initial Term" shall mean the period beginning on the Effective Date and ending on December 31, 2018. "Contract Year 1" shall mean the Effective Date through Dec. 31, 2013. "Contract Year 2" shall mean Jan. 1, 2014 through Dec. 31, 2014. "Contract Year 3" shall mean Jan. 1, 2015 through Dec. 31, 2015. "Contract Year 4" shall mean Jan. 1, 2016 through Dec. 31, 2016. "Contract Year 5" shall mean Jan. 1, 2017 through Dec. 31, 2017.

		"Contract Year 6" shall mean Jan. 1, 2018 through Dec. 31, 2018. Provided that Licensee is not in breach of the Agreement (as hereinafter defined), Licensee shall have two (2) options to renew the Agreement ("Renewal Term Option(s)") on the terms set forth herein for consecutive period(s) of five (5) years (each, a "Renewal Term" numbered consecutively). Licensee shall exercise its Renewal Term Option not less than nine (9) months and not more than twelve (12) months in advance of the expiration of the then current Contract Period (as hereinafter defined). The Initial Term and each Renewal Term are hereinafter individually and collectively referred to as the "Term" and individually as a "Contract Period". For the purposes of the Agreement, a "Calendar Quarter" shall be defined as each and any of the three (3) month periods during a given calendar year beginning with January 1 and ending December 31 (i.e. from January 1 through March 31; from April 1 through June 30; from July 1 through September 30; and from October 1 through December 31).
6.	**Territory:**	"Territory" shall mean: worldwide.
7.	**Scope:**	The "Scope" shall mean: Licensor shall not, during the Term, enter into any agreement with a third party for the use of the trademarks on Licensed Products in the Territory for the Permitted Distribution Channels.
8.	**Website; Permitted Distribution Channel(s):**	(a) Licensor and Licensee will mutually agree upon a URL for a Licensed Property branded website ("Website") for use by Licensee. Licensor hereby acknowledges that Licensee has requested the use of the Website during the Term of this Agreement. Licensor hereby consents to Licensee's use of the Website provided that: (i) Licensor is the owner of the Website; (ii) Licensee shall undertake all acts necessary to surrender control of the Website to Licensor on expiration or earlier termination of this Agreement; (iii) the use of the Website shall be subject to Licensor's Approval process (as set forth in Section 6 of the Form); (iv) Licensee shall include any and all sales made from the Website in its gross sales when calculating Net Sales (as defined in the Form) hereunder; (v) Licensee shall, to the maximum extent permitted by law, allow Licensor access to any and all user information in connection with the Website; (vi) Licensee shall not make any use of the user information for any other purpose; (vii) Licensee shall meaningfully consult with Licensor on the materials to be included in or linked to the Website; and (viii) Licensor shall have the right to demand that Licensee remove any content, ads or links from the Website that Licensor finds objectionable, in Licensor's sole and absolute discretion. (b) Licensee shall be permitted to sell the Licensed Products through the following "Permitted Distribution Channels": all channels, including, without limitation, the Website and Distributors (as hereinafter defined), provided that such Distributors sell to any or all of the above listed channels. (c) In the event Licensee wishes to sell the Licensed Products to the Permitted Distribution Channels in the Territory through third party distributors ("Distributor(s)") such Distributors shall be bound by the terms of this Agreement, including, without limitation, Section 6(g) of the Standard Terms and Conditions. (d) For the avoidance of doubt, the Permitted Distribution Channels specifically exclude all direct marketing methods (i.e. catalogs, television, infomercials (DRTV) or direct mail) ("Direct Marketing Channel(s)"). In the event Licensee wishes to sell the Licensed Products through any Direct Marketing Channels, Licensee must get Licensor's prior written approval in each instance, which approval shall

<table>
<tr><td></td><td></td><td>be granted or withheld in Licensor's absolute and sole discretion.</td></tr>
<tr><td>9.</td><td><u>Royalty</u>:</td><td>The "<u>Royalty</u>" shall mean five percent (5%) of Net Sales.</td></tr>
<tr><td>10.</td><td><u>Revive Termination</u>:</td><td>(a) Licensor is party to an agreement with Samaritan Holdings Limited and Revive Bio Science (individually and collectively, "<u>Revive Licensee</u>") dated April 29, 2011 as amended on: March 8, 2012, June 30, 2012 and January 24, 2013 for the Licensed Products (collectively, the "<u>Revive Agreement</u>").

(b) As a material inducement to Licensor entering into this Agreement with Licensee, the Revive Licensee hereby agrees to remain primarily liable to Licensor for all liabilities attendant to the Revive Agreement as set forth herein, including, without limitation, the Seventy Thousand Dollar ($70,000) balance of accrued unpaid royalties the Revive Licensee owes to Licensor under the Revive Agreement.

(c) Provided that Licensor receives the Advance and the Balance (each as defined in Section 11 below) from Licensee as and when required hereunder, and provided Licensee is not in breach of this Agreement, then Licensor shall not seek to recover the unpaid sums due Licensor pursuant to the Revive Agreement from the Revive Licensee.

(d) In the event that Licensee breaches this Agreement, Licensor shall have the right, in addition to all of Licensor's rights under this Agreement, to recover any and all sums owed to Licensor pursuant to the Revive Agreement from the Revive Licensee.

(e) Revive Licensee hereby acknowledges and consents to, and does agree to: (i) the termination of the Revive Agreement, subject to the terms set forth above as of the date hereof, and (ii) the automatic reinstatement of the liabilities attendant to the Revive Agreement as set forth herein.</td></tr>
<tr><td>11.</td><td><u>Advance</u>:</td><td>Licensor hereby acknowledges receipt of Fifty Thousand Dollars ($50,000), which sum shall be deemed an "<u>Advance</u>" against one hundred percent (100%) of the Contract Year 1 GMR (as defined in Section 12 below) and two sevenths (2/7) of the Contract Year 2 GMR. Licensee shall pay the remaining five sevenths (5/7) of the Contract Year 2 GMR (i.e. a sum of $50,000) (the "<u>Balance</u>") to Licensor according to the following schedule: (a) Sixteen Thousand, Six Hundred Sixty-six Dollars and Sixty-six Cents ($16,666.66) on or before January 31, 2014; (b) Sixteen Thousand, Six Hundred Sixty-six Dollars and Sixty-seven Cents ($16,666.67) on or before February 28, 2014; and (c) Sixteen Thousand, Six Hundred Sixty-six Dollars and Sixty-seven Cents ($16,666.67) on or before March 31, 2014.</td></tr>
<tr><td>12.</td><td><u>Guaranteed Minimum Royalty</u>:</td><td>For the Initial Term, the "<u>Guaranteed Minimum Royalty</u>" (also known as the "<u>GMR</u>") shall mean:

<table><tr><th>Contract Year</th><th>Guaranteed Minimum Royalty</th></tr><tr><td>1</td><td>$30,000</td></tr><tr><td>2</td><td>$70,000</td></tr><tr><td>3</td><td>$77,500</td></tr><tr><td>4</td><td>$165,000</td></tr><tr><td>5</td><td>$170,000</td></tr><tr><td>6</td><td>$175,000</td></tr></table>
For each Renewal Term: (a) the first Contract Year's GMR will be the greater of: (i) one hundred ten percent (110%) of the GMR of the final Contract Year of the prior Contract Period; and (ii) eighty percent (80%) of the actual Royalties in the final Contract Year of the prior Contract Period; (b) the GMR for each subsequent Contract Year within that same Contract Period shall be one hundred ten percent (110%) of the prior Contract Year's GMR.</td></tr>
</table>

All GMRs are non-returnable advances recoupable against Royalties due in the same Contract Year. Beginning with Contract Year 3, Licensee shall pay the GMR to Licensor in equal quarterly installments on or before the first day of each Calendar Quarter (i.e. January 1, April 1, July 1 and October 1). In the event that the quarterly Royalty exceeds the quarterly portion of the GMR, Licensee shall pay the Royalties in excess of the previously paid portion of the GMR to Licensor quarterly within thirty (30) days of the end of each Calendar Quarter (i.e. April 30, July 30, October 30 and January 30).

13. Minimum Net Sales:

For the Initial Term, Licensee shall be required to achieve the following "Minimum Net Sales" thresholds:

Contract Year	Minimum Net Sales
1	$0
2	$272,727
3	$2,272,727
4	$2,272,727
5	$2,272,727
6	$2,272,727

For each Renewal Term: (a) the first Contract Year's Minimum Net Sales will be the greater of: (i) one hundred ten percent (110%) of the Minimum Net Sales of the final Contract Year of the prior Contract Period; and (ii) eighty percent (80%) of the actual Net Sales in final Contract Year of the prior Contract Period; (b) the Minimum Net Sales for each subsequent Contract Year within that same Contract Period shall be one hundred ten percent (110%) of the prior Contract Year's Minimum Net Sales.

14. Common Marketing Fund:

As used herein the term "Common Marketing Fund" shall mean two percent (2%) of Net Sales.

15. Minimum Common Marketing Fund:

For the Initial Term, the "Minimum Common Marketing Fund" (also known as the "Minimum CMF") shall mean:

Contract Year	Minimum CMF
1	$0
2	$14,000
3	$22,728
4	$45,455
5	$45,455
6	$45,455

For each Renewal Term: (a) the first Contract Year's Minimum CMF will be the greater of: (i) one hundred ten percent (110%) of the Minimum CMF of the final Contract Year of the prior Contract Period; and (ii) eighty percent (80%) of the actual CMF in the final Contract Year of the prior Contract Period; (b) the Minimum CMF for each subsequent Contract Year within that same Contract Period shall be one hundred ten percent (110%) of the prior Contract Year's Minimum CMF.

The Minimum CMF payments are non-returnable advances recoupable against Licensee's Common Marketing Fund payments due in the same Contract Year. Licensee shall pay the Minimum CMF to Licensor in equal quarterly installments on or before the first day of each Calendar Quarter (i.e. January 1, April 1, July 1 and October 1). In the event that the quarterly CMF exceeds the quarterly portion of the Minimum CMF, Licensee shall pay the CMF in excess of the previously paid portion of the Minimum CMF to Licensor quarterly within thirty (30) days of the end of each Calendar Quarter (i.e. April 30, July 30, October 30 and January 30).

16. Advertising Commitment:

Licensee shall spend a minimum of one percent (1%) of Net Sales

		each Contract Year during the Term on marketing and advertising expenditures for the Licensed Property and/or Licensed Products (the "Advertising Commitment").
17.	**Tradeshows:**	Licensee shall participate in at least one (1) major tradeshow designated by Licensor in its sole discretion per calendar year ("Annual Tradeshow") during the Term. Licensee shall reimburse Licensor for a pro rata share of Licensor's costs of participation associated with the Annual Tradeshow, upon Licensee's receipt of invoice.
18.	**Contract Fee:**	Licensee shall pay Licensor Two Thousand Five Hundred Dollars ($2,500) upon execution of this Term Sheet ("Contract Fee"). Licensee hereby acknowledges that Licensor shall be permitted to cancel the Term Sheet in the event that Licensee fails or refuses to (a) pay the Contract Fee within five (5) business days of Licensee's execution of this Term Sheet; or (b) continuously work in good faith towards the completion and full execution of this Agreement with Licensor on a timely basis. For the avoidance of doubt, a two (2) week delay in supplying reasonable comments shall be deemed a failure to negotiate in good faith.
19.	**Free Units:**	Licensee shall ship, at Licensee's sole cost, up to Two Thousand Five Hundred Dollars ($2,500) of Licensed Products (measured at Licensee's cost of goods landed duty paid) to Licensor in each Contract Year during the Term ("Free Units"). The assortment of Free Units shall be at Licensor's sole discretion and will not be sold by Licensor.
20.	**Miscellaneous:**	On or before November 15, 2013, Licensee shall be responsible for the following: (a) Provide Licensor a detailed business plan including sales, marketing, distribution, etc.; (b) At Licensee's sole cost, meet with Licensor's creative, marketing, and branding team in New York for a one-day introductory workshop; and (c) Provide Licensor a complete list of key contacts and personnel within Licensee's organization.

B. STANDARD TERMS AND CONDITIONS

1. GRANT OF LICENSE.

(a) Licensed Rights. Licensor hereby grants to Licensee during the Term, the non-transferrable, non-assignable, non-sublicensable, non-divisible right and license, to utilize the Licensed Property solely within the Territory and solely in connection with the manufacture, Advertising & Promotion, sale, offering for sale, and distribution of the Licensed Product(s) (all terms as defined in this Agreement and/or in the Summary of Commercial Terms). Licensee shall use its best efforts to develop, manufacture, promote, advertise, sell and ship Licensed Product(s) in the Permitted Distribution Channels in the Territory and shall protect, to the best of its ability, its right to manufacture, sell and distribute Licensed Product(s) hereunder.

(b) Permitted Distribution Channels. Licensed Product(s) may only be sold through the Permitted Distribution Channels, as defined in the Summary of Commercial Terms. Licensee shall not, nor shall it authorize others to, solicit, advertise, distribute, sell, use or otherwise exploit the Licensed Product(s) in any other channels of distribution. Without limiting the foregoing, except to the extent that Licensee sells through the website(s) included within its Permitted Distribution Channels, and except as otherwise expressly specified in the Summary of Commercial Terms, Licensee shall not sell or distribute Licensed Product(s) by any direct marketing methods, including, without limitation, catalogs, on-line and internet sales, television, infomercials (DRTV) or direct mail, without the prior written approval of Licensor in each instance, which approval shall be granted or withheld in Licensor's absolute and sole discretion.

(c) Limits on Licensed Rights. Unless expressly specified in the Summary of Commercial Terms, the rights granted herein do not include rights in or to any images, photographs, audio-visual recording, video or motion picture and/or other copyrighted works of or relating to the Licensed Property. Licensee shall be solely responsible for obtaining written clearance from the copyright owner(s) whose image(s), photograph(s) and/or audio visual recording is (are) to be

used in, on or in connection with the Licensed Product(s) and/or the materials that advertise and/or promote the Licensed Product(s) and for all costs and expenses relating thereto. Licensee will manufacture, advertise, promote, market, sell and distribute Licensed Product(s) in a lawful and ethical manner and in accordance with the terms and intent of this Agreement. All rights in and to the Licensed Property which are not specifically granted and licensed to Licensee hereunder are hereby reserved by Licensor and Licensor may exercise such rights at any time.

(d) Prohibition of Sub- and Co-Branding. All Licensed Product(s) shall bear at least one Licensed Property and no Licensed Product(s) shall be sub-branded, co-branded, sold or otherwise distributed under any marks other than the Licensed Property. For the avoidance of doubt, Licensee may identify itself as Licensor's authorized licensee and include Licensee's name and/or logo in the credit line/legal line and the inclusion of such detail shall not be deemed a violation of this provision.

(e) Purchased Copies.

(i) Purchase for Resale. Licensor and/or one or more of its affiliates shall have the right to purchase from Licensee such quantities of Licensed Product(s) as Licensor shall from time to time desire for resale through Licensor Channels (as hereinafter defined) within the Territory and/or through any distribution channels outside the Territory. Any purchase of Licensed Product(s) from Licensee by Licensor and/or its affiliates shall be made on such terms as Licensee extends to its best customers, including, without limitation, Licensee's lowest wholesale price and first priority treatment with respect to order fulfillment and service. For the purposes hereof, "Licensor Channels" shall mean any of the following operating under the Licensed Property or other intellectual property (related to the Licensed Property) which are authorized by Licensor: (A) retail stores; (B) mail order and/or catalogs; (C) internet shopping websites; and/or (D) websites owned and operated by Licensor, including, without limitation, www.tapout.com and www.authenticbrandsgroup.com. To the extent permitted by applicable Law (as hereinafter defined), Licensor and/or its affiliates shall not resell Licensed Product(s) purchased from Licensee under this Section 1(e)(i) at a price below the Licensee's lowest retail price unless otherwise mutually agreed to by the parties.

(ii) Purchase for Promotional Purposes. Licensee agrees to sell to Licensor, its affiliates and other licensees (collectively, the "Promotional Parties") reasonable amounts of Licensed Product(s) for Promotional Purposes (as hereinafter defined) at Licensee's FOB delivery cost of such Licensed Product(s) on net sixty (60) day terms. Any such purchases under this Section 1(e)(ii) shall not count toward the CMF contribution, Minimum Net Sales or Guaranteed Minimum Royalties (each as defined in the Summary of Commercial Terms) and no Royalty shall be owed by Licensee on such sales to the Promotional Parties. The Promotional Parties shall only use such Licensed Product(s) for Promotional Purposes, and shall not resell such Licensed Product(s) on a stand alone basis. In the event Licensee is unable to supply the Promotional Parties with Licensed Product(s) as set forth in this Section 1(e)(ii), the Promotional Parties shall have the right to source products from third parties that are substantially similar to the Licensed Product(s), and such activity shall not be deemed a breach of exclusivity rights, if any, that may be granted under this Agreement. For purposes of this Agreement, "Promotional Purposes" shall mean charitable giving, giveaways, gifts with purchase programs and other limited duration promotional activities.

2. TERM; RENEWAL.

(a) The Initial Term, Renewal Term (if any) and Term are defined in the Summary of Commercial Terms.

(b) To the extent applicable and in the event Licensee (i) qualifies for a Renewal Term, and (ii) exercises its Renewal Term Option, the Guaranteed Minimum Royalties, Minimum Common Marketing Fund and Minimum Net Sales for the Renewal Term are defined, and shall be calculated as set forth, in the Summary of Commercial Terms.

3. ROYALTIES; NET SALES.

(a) In consideration of the rights granted herein, Licensee shall pay the Advance, Contract Fee, Royalties, Guaranteed Minimum Royalties, Minimum Common Marketing Fund, Common Marketing Fund and any other payment required hereunder to Licensor and Licensee shall spend the Advertising Commitment, if and as specified in the Summary of Commercial Terms.

(b) Licensee shall have the unfettered right to establish the prices that it charges its customers for any Licensed Product(s) sold pursuant to this Agreement, however, solely for purposes of calculating the Royalty due to Licensor: (i) the invoiced billing price of the Licensed Product(s) shall not be less than the amount set forth on Exhibit A for each Licensed Product ("the Minimum Invoiced Billing Price"); (ii) if Licensed Products are sold to any party directly or indirectly affiliated or under common ownership or control with Licensee at a price less than the regular price charged to other parties, the Royalty due to Licensor shall be computed at the average price as sold to similar non-related third parties; and (iii) Licensee shall not sell any Licensed Products on an odd-lot, close-out or liquidating basis, nor will

Licensee dump, scrap or deep discount the Licensed Product(s). In particular, Licensee may not sell any Licensed Product(s) at a discount of greater than fifty percent (50%) on the trade wholesale price. In the event that Exhibit A is not fully populated on the date of execution of this Agreement, then Licensee shall, as part of the Approval process, submit the proposed Minimum Invoiced Billing Price with each Licensed Product submission.

(c) "Net Sales" shall mean Licensee's and any of its subsidiaries' and other affiliates' gross sales (i.e. the gross invoice amount billed customers subject to 3(b) above) for Licensed Products, less only: applicable federal and state taxes, shipping costs, Discounts & Allowances, and actual bona fide returns supported by credit memoranda actually issued to the customers. Royalties accrue in the Calendar Quarter during which the Licensed Products are sold by Licensee, regardless of when or if Licensee collects the revenue from such sale. For purposes of this Agreement, a Licensed Product shall be considered "sold" upon the date when such Licensed Product is invoiced, shipped or paid for, whichever event occurs first.

(d) "Discounts & Allowances" shall mean amounts earned on an accrual basis by the Distributors or authorized retailer as a result of: (i) purchasing Licensed Products; (ii) payments made by Licensee to a Distributor or an authorized retailer in connection with Licensed Products; (iii) deductions taken by Distributors or authorized retailers in connection with Licensed Products, and (iv) payments made to a third party at the direction of a Distributor or an authorized retailer in connection with Licensed Products. The total of all Discounts & Allowances to arrive at Net Sales as defined above shall not exceed ten percent (10%) of total gross sales per Calendar Quarter (as hereinafter defined).

(e) Licensee may not deduct from or offset the Royalty payable to Licensor for any reason. For the avoidance of doubt, but without limitation, Licensee may not deduct: uncollectible accounts, assessments, bank fees, slotting fees, advertising or other expenses of any kind, the costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products, costs associated with the transfer of funds, collection or payment of Royalties, or the conversion of any currency into United States Dollars. All sales, use, value added, local privilege, withholding and excise taxes, tariffs, duties or other charges of any kind, character or description which may be levied or imposed upon any of their Licensed Products sold or on any aspect of performance of this Agreement, shall be the responsibility of Licensee. Licensor shall only be responsible for the actual taxes on Licensor's net income.

4. PAYMENTS & STATEMENTS.

(a) Quarterly Statements. Licensee will compute Royalties hereunder on the basis set forth in the Summary of Commercial Terms and shall furnish to Licensor within thirty (30) days following the end of each Calendar Quarter during the Term (i.e. on or before April 30, July 30, October 30 and Janauary 30) and continuing until all payments required hereunder are made, a complete and accurate statement, which statement shall be submitted electronically through RoyaltyZone (as defined in Section 4(g) below) (each, a "Quarterly Statement"). Statements required by this Section and Section 4(b) below shall include the following information: (i) the Territory; (ii) Permitted Distribution Channels; (iii) a description of the Licensed Product(s); (iv) a description of the Licensed Property used therein or thereon (including, without limitation, any and all versions of the Licensed Property which appear in or on the Licensed Product(s) (including without limitation, any Packaging as hereinafter defined) and/or Advertising & Promotion (as hereinafter defined), if any); (v) the amount due Licensor (calculated as set forth in Section 3); and (vi) the following information cross-referenced against the applicable "SKU" number(s): wholesale sales, invoice price, quantity invoiced, gross revenues, and applicable Royalty Rate (as defined in the Summary of Commercial Terms). On reasonable request from Licensor, Licensee shall provide Licensor with backup and support materials with respect to any item contained in any Quarterly Statement, such that Licensor will have sufficient information to evaluate the sources of any item contained in such Quarterly Statement and to track Licensee's performance under this Agreement. Such Quarterly Statements shall be accompanied by a certification signed by Licensee's chief financial officer (or equivalent) indicating that he or she has reviewed and agrees with all the information contained in such Quarterly Statement. For the purposes of this Agreement, a "Calendar Quarter" shall be defined as each and any of the three (3) month periods during a given calendar year beginning with January 1 and ending December 31 (i.e. from January 1 through March 31; from April 1 through June 30; from July 1 through September 30; and from October 1 through December 31). Upon request from Licensor, Licensee shall include a copy of Licensee's full and complete financial statements for the applicable Calendar Quarter.

(b) Annual Statements. Within forty-five (45) days following the end of each Contract Year (i.e. on or before February 14), Licensee shall furnish to Licensor a complete and accurate statement, which statement shall be submitted electronically through RoyaltyZone (each, an "Annual Statement"), setting forth the same information required to be submitted by Licensee in accordance with Section 4(a) above, except that such Annual Statement shall cover the entire Contract Year. Such Annual Statement shall be accompanied by a certification signed by Licensee's chief financial officer (or equivalent) indicating that he or she has reviewed and agrees with all the information contained in such Annual Statement. Included with each Annual Statement, must be a copy of Licensee's full and complete financial statements for that Contract Year.

(c) Timing of Payment & Payment Instructions. All Royalties payable to Licensor hereunder shall be deemed held in trust for and on behalf of Licensor until such time as such sums are paid to Licensor in accordance with the terms of this Agreement. Simultaneously with the submission of each Quarterly Statement, Licensee shall pay all sums due to Licensor for the applicable Calendar Quarter for which such Quarterly Statement is rendered by wire transfer to:

Payee: ABG Intermediate Holdings 2, LLC
Bank of America
One Bryant Park
New York, NY 10036
Account Number: 4427792434
ABA Routing Number (for domestic wires): 026009593 (wire) or 111000012 (ach)
Swift Code (for international wires): BOFAUS3N

(d) Interest on Late Payments. Interest, compounded monthly, at the rate of one percent (1%) per month (or, if not legally permissible, then at the then maximum legal interest rate) shall accrue on any amount due to either party from and after the date upon which said payment is due until the date payment is actually received.

(e) Post-Term Retention Period. Licensee shall keep appropriate books of accounts and records with respect to its manufacture, sale, distribution and Advertising & Promotion of Licensed Product(s). Licensee shall maintain such records throughout the Term of this Agreement, and for a period of three (3) years following the expiration or termination of the Term (the "Post-Term Retention Period"). Licensor shall have the right to inspect and copy the financial books and records of Licensee insofar as such books and records relate to the computation of Royalties and other amounts payable to Licensor and/or amounts which Licensee is required to spend under this Agreement. Licensor shall be permitted to inspect such books and records no more frequently than one (1) time during any six (6) month period, upon reasonable prior written notice to Licensee. If any such inspection reveals a discrepancy in the amount paid to Licensor equal to three percent (3%) or more of the amount payable to Licensor hereunder for the period in question, then Licensee shall also reimburse Licensor for the cost of such audit. In any event, Licensee shall make all payments required to be made to eliminate any discrepancy revealed by any such inspection within thirty (30) days after Licensor's demand therefore.

(f) Objections to Quarterly and Annual Statements. If Licensor has any objection to any Quarterly or Annual Statement, then Licensor will give Licensee specific notice of that objection and reasons for it within three (3) years after the date that Licensor received such statement. Except for claims of fraudulent accounting, Licensor will not have the right to bring any action in connection with any statement or accounting unless Licensor commences such action within the aforementioned three (3) year period. Licensor's acceptance of any payment and/or Quarterly or Annual Statement pursuant to this Agreement shall not preclude Licensor from questioning the correctness thereof at any time within the provided three (3) year period or exercising any of its rights related thereto.

(g) Adoption of RoyaltyZone Program by Licensor. Licensor hereby reserves the right to modify the process for submission of Quarterly Statements and Annual Statements on reasonable advance written notice to Licensee. In no event shall Licensor modify the timing or frequency of the same without Licensee's prior written approval. Licensor has adapted its systems and processes to accommodate the services provided by RoyaltyZone ("RoyaltyZone"). A detailed explanation of such process can be found at: www.royaltyzone.com.

5. MARKETING AND ADVERTISING EXPENDITURES.

(a) Licensee shall pay to Licensor the CMF contribution as defined in the Summary of Commercial Terms.

(b) Licensee shall spend the Advertising Commitment as defined in the Summary of Commercial Terms.

(i) The Advertising Commitment may be spent on costs and expenses attributable to trade shows, catalogs and websites, public relations costs, fees and expenses, point-of-sale advertising featuring Licensed Product(s), the value of all trade and/or retail advertising expended by Licensee featuring Licensed Product(s), store fixtures that are designated for Licensed Product(s), and co-op dollars spent to the extent relating to Licensed Product(s). In no event shall the Advertising Commitment be utilized for any general administrative expenses or development costs. In no event shall Licensee deduct any costs incurred as an Advertising Commitment from the Royalties due to Licensor hereunder.

(ii) Upon request of Licensor, Licensee shall from time to time provide details of the expenditure of the Advertising Commitment. At the end of each Contract Year, if Licensee has not spent the entire Advertising Commitment if and as required hereunder, Licensee shall pay any and all such unspent Advertising Commitment amounts to Licensor simultaneously with all other payments due at the end of such Calendar Year. For purposes of illustration and for the avoidance of doubt, if Licensee's Advertising Commitment amounts to Five Thousand Dollars ($5,000) in any given Contract Year, and if at the end of such Contract Year Licensee has only spent Four Thousand Dollars ($4,000), Licensee

shall pay the remaining One Thousand Dollars ($1,000) to Licensor. All Advertisements (as defined in Section 6(c)(ii) below) must be approved in accordance with Section 6 below.

(c) Advertising & Promotion Plan: On or before September 15th of each calendar year of the Term, Licensee shall submit a detailed marketing plan, inclusive of budget ("Plan & Budget"). Licensee shall, within thirty (30) days of submission, make such adjustments to the Plan & Budget as Licensor may reasonably require, provided that Licensor's changes to the Plan & Budget shall not require Licensee to spend more than: the greater of (i) the required Advertising Commitment, if applicable, or (ii) fifteen percent (15%) of Licensee's planned budget. For the purposes of this Agreement, "Advertising & Promotion" shall mean any and all efforts, products, Advertisements and the like, made for the purpose of marketing, selling and distributing the Licensed Product(s).

(d) Promotional Use: Licensee shall not itself, nor shall Licensee allow third parties to, make use of the Licensed Property or Licensed Product(s) for the purpose of premium offers, giveaways, sales incentives or other such Promotional Purposes, without Licensor's prior written approval of terms to be mutually agreed upon by the parties hereto, which approval may not be unreasonably withheld, it being understood that Licensor's approval may be based on subjective standards.

(e) Press Releases: Licensee shall not itself or through its agents or representatives, make, issue, distribute or disseminate any information or statements to the press regarding Licensor, any Licensed Product(s) and/or matters pertaining to or arising out of this Agreement. In the event that Licensee desires to issue a press release concerning any of the above, Licensee shall submit the same to Licensor for approval, which Licensor may grant or withhold in Licensor's reasonable business judgment. If Licensor has not responded in writing within fifteen (15) days of Licensee's submission, the submission shall be deemed disapproved. Licensor may include Licensee and/or Licensed Product(s) in any and all such statements made or prepared by Licensor or its agents or representatives.

(f) Celebrities & Athletes: Licensee hereby acknowledges that Licensor may, from time to time, have certain relationships in place with certain celebrity and/or athletic talent ("Celebrities & Athletes") through various agreements for sponsorship and endorsement of the Licensed Property and/or Licensed Products. Licensee may have the desire to enlist the support of Celebrities & Athletes in connection with this Agreement. Licensee may submit requests for the presence of one or more Celebrities & Athletes at autograph signings, tradeshows and other similar events. Licensor, as a courtesy to Licensee, shall use its reasonable efforts to facilitate Licensee's requests. Licensee hereby agrees that Licensee shall not directly contact any celebrity and/or athlete (including the Celebrities & Athletes) without Licensor's prior written approval in each instance. Nothing contained herein shall obligate Licensor to have, maintain or enter into agreements with any Celebrities & Athletes and any failure by Licensor to: have, maintain or enter into any such agreements and/or facilitate any request hereunder, shall not be deemed a breach of this Agreement.

(g) Tradeshows and Summit: Licensee shall attend Licensor's licensing Summits ("Summits") during the Term, and if included in the Summary of Commercial Terms, Licensee shall be obligated to participate in Tradeshows ("Tradeshows"). Licensee shall be responsible for those costs specified in the Summary of Commercial Terms and for its own costs and expenses incurred in connection with Summits and Tradeshows, and such costs and expenses may be charged against Licensee's Advertising Commitment.

6. APPROVALS, QUALITY STANDARDS AND MANUFACTURING.

(a) Approval. "Approval(s)" or "Approved" shall mean Licensor's prior written consent, which may be given or withheld in Licensor's reasonable discretion.

(b) Approval Rights. Licensor shall have the right to Approve all elements of Licensed Product(s), Advertising and Promotion, Packaging (as herein defined) and any and all items produced pursuant to this Agreement. All submissions under this Agreement shall be made in such a manner as Licensor shall prescribe from time to time. All materials must be submitted electronically through RoyaltyZone, unless otherwise requested by Licensor or mutually agreed by the parties. Licensor will respond to each request for Approval within fifteen (15) days of receipt of such proposal; provided, however that Licensor's silence or failure to respond to a request within fifteen (15) days shall be deemed Licensor's disapproval of that Approval request.

(c) Approval Process.

(i) Licensee shall create and submit to Licensor, via RoyaltyZone, each proposed design for the Licensed Product(s), including but not limited to, ideas, rough and final artwork (the "Concept"). Upon Approval of such Concept and prior to the manufacture of any Licensed Product(s), Licensee shall submit for Approval to Licensor initial samples of manufactured/created products for each Licensed Product(s) ("Prototype Samples"). Licensee shall not commence mass production of any Licensed Product(s) unless and until Licensor has fully and finally Approved the

Prototype Sample. Prior to distribution of Licensed Product(s) to the public, Licensee shall ship to Licensor samples meant for mass production ("Production Samples"). All Licensed Product elements must be re-submitted for Approval each time a revision is made incorporating any changes. For purposes of this Agreement, Prototype Samples and Production Samples shall be referred to individually and collectively as "Samples" unless individually identified.

(ii) Prior to the broadcast, publication, posting, public distribution and/or use thereof of sample concepts, designs and samples ("Advertising Element") of any advertisement or other promotional material (each, an "Advertisement") which is intended to be used in conjunction with the sale or distribution of Licensed Product(s), Licensee shall submit the Advertising Element to Licensor for its approval. Once an Advertising Element has been approved, Licensee need not submit variations of that Advertising Element for re-approval when such variations are merely of size or date and the like; provided, however, that any substantive changes to the Advertising Element must be approved in advance pursuant to this Section 6.

(iii) Prior to the manufacture of any Licensed Product(s), Licensee shall submit to Licensor a prototype of the design of all tags, hangtags, labels, packaging and wrapping for such Licensed Product(s) (hereinafter "Packaging") for Approval by Licensor.

(iv) At the end of each Contract Year, Licensor shall have the right to request that Licensee re-submit any or all Licensed Product(s), Concepts, designs, Prototype Samples, Production Samples, Advertising Elements and Packaging for Licensor's re-Approval.

(d) Quality Control. Not more than once per Contract Year, and upon reasonable notice, Licensor or a third party designated by Licensor, shall have access to and the right to inspect any Licensed Product(s), Concepts, designs, Prototype Samples, Production Samples, Advertising Elements and Packaging regardless of their location, and the right to enter and inspect all premises and facilities (including, without limitation, storage and shipping facilities) of Licensee and its designers, manufacturers, suppliers, warehousers and/or shippers, provided that such party agrees in advance not to disclose or use for their benefit the identity of any suppliers or manufacturers of Licensee, in each case for the sole purpose of quality control and ensuring that the manufacture, Packaging, labeling, Advertising & Promotion and distribution of Licensed Product(s) comply with Licensee's obligations hereunder and all applicable Laws.

(e) Disclaimer. Licensee acknowledges that it shall bear the responsibility for and expense of compliance with the Approval requirements hereunder. Licensee further acknowledges that the Approval or disapproval of any Licensed Product(s), Advertising Elements and/or Packaging may be based, without limitation, solely on subjective aesthetic standards. This approvals process shall not be deemed a legal review, but purely as a process meant to verify that the use of the Licensed Property has been done in a manner that complies with this Agreement. Any Approval shall not waive, diminish or negate Licensee's indemnification obligations to Licensor herein.

(f) Brandbook & Style Guides. Licensor shall provide Licensee with a brand book and/or Style Guide, which is subject to seasonal updates and other changes from time to time ("Style Guide"). Licensee shall, on a prospective basis, follow the rules set forth in the Style Guide.

(g) Manufacture; Third Party Participation. The manufacture of Licensed Product(s) may take place within or outside the Territory by Licensee, its agents or employees; provided, however, that Licensed Product(s) may only be sold in the Permitted Distribution Channels in the Territory. If Licensee wishes to subcontract any or all of the manufacture of Licensed Product(s), it may do so only with the prior written approval of Licensor. Licensee shall make such request to Licensor in writing and provide Licensor with the name and address of the proposed party and all of its principles, the products which such party has previously produced and a written undertaking in the form set forth at Exhibit B. Licensee will use its best efforts to ensure that its subcontractors and Distributors abide by the terms of this Agreement. All acts of any such subcontractors and Distributors shall be deemed to be the acts of the Licensee for all purposes of this Agreement.

(h) Goodwill and Quality Standards. Licensee acknowledges that, if the Licensed Product(s) manufactured and sold by it are of inferior quality in material and/or workmanship, then the substantial goodwill which Licensor has built up and now possesses in the Licensed Property will be impaired. Accordingly, Licensee warrants to Licensor that all Licensed Product(s) will maintain the high standards, appearance and quality of the approved Prototype Samples and Production Samples. If there is a substantial or material departure from the approved sample of Licensed Product(s) made and/or distributed by or on behalf of Licensee, then Licensor shall have the right, in the reasonable exercise of its sole and absolute discretion, to withdraw the approval of such Licensed Product(s) by written notice thereof to Licensee, at which time this Agreement shall automatically terminate with respect to such Licensed Product(s). Licensor may additionally require that the Licensed Product(s) be immediately recalled if it believes in its reasonable judgment that the Licensed Product(s) may pose a health or safety hazard or be detrimental to the goodwill of Licensor, its parents, subsidiaries or affiliated companies.

(i) Samples; Free Units. Immediately upon creation of any Prototype Samples and/or the manufacture of any Licensed Product(s), Licensee shall deliver to Licensor a minimum of two (2) Prototype Samples and a minimum of six (6) Production Samples, and as the case may be, any additional Production Samples and/or Free Units as set forth in the Summary of Commercial Terms, free of charge. Licensor shall have the right to modify the number of Samples required to be supplied by Licensee in its sole discretion. Such Samples may be requested by Licensor for any and all purposes, including, without limitation, of: (i) quality control as prescribed in Section 6; (ii) sponsorship; (iii) promotion by Licensor; and (iv) trademark policing and registration practices.

7. COPYRIGHT AND TRADEMARK.

(a) Form of Notice. Each Licensed Product and all Packaging and Advertisements shall bear appropriate copyright, trademark and credit notices as designated by Licensor, either directly on the Licensed Product, Packaging and/or Advertisement or on tags, stickers or labels affixed thereto. The form in which such notices are to appear is set forth on Exhibit C attached hereto. Licensor may change the form of notice to be used on the Licensed Product(s), Packaging and/or Advertisements under this Section 7(a) by giving not less than ninety (90) days prior written notice thereof to Licensee. When a Trademark is used on or in connection with the Licensed Product(s), Packaging and/or for Advertising & Promotion, the Licensee shall: (i) abide by what are considered to be sound practices in regard to trademark notice provisions in the Territory; (ii) properly use the "™" or "®" designation and other trademark notice and information as instructed by Licensor; and (iii) not use the Trademark as a generic name. Licensor may implement security measures, including, without limitation the imposition of certain hologram/labels. Licensee agrees that Licensee shall be required to purchase such hologram/labels from Licensor's suppliers.

(b) Ownership Rights. Ownership of all intellectual property rights, whether recognized currently or in the future, including, without limitation, copyright, patent and trademark rights in and to any or all Licensed Product(s) and in all designs, artwork, Packaging, copy, literary text, advertising material and promotion material of any sort utilizing Licensed Property, including all such materials as may be developed by Licensee but excluding Licensee's Reserved Rights set forth in Section 7(c) below, shall vest in Licensor, and title thereto shall be in the name of Licensor or its respective designees. Any and all additions to, and new renderings, modifications or embellishments of, Licensed Property shall, notwithstanding their invention, creation and use by Licensee and/or its agents, be and remain the sole and exclusive property of Licensor, and Licensor may use, and license others to use, the same, subject only to the provisions of this Agreement. Licensee shall enter into written agreements with all of its employees and independent contractors: (i) providing that all artwork and designs created by them in the course of Licensee's performance under this Agreement shall be the property of Licensor either as works for hire under United States copyright Law or otherwise; or (ii) obligating them to assign all rights in and to such artwork and designs to Licensee, which Licensee shall be deemed to have automatically assigned to Licensor, but Licensee shall, during the Term, have a non-exclusive license to copy and use such artwork for the purposes set forth herein, subject to the terms of this Agreement. Upon the request of Licensor, Licensee shall submit to Licensor for approval: (y) all copies of all such agreements prior to the use of any material created or developed thereunder; and (z) full information concerning the invention and creation of such artwork and designs, together with the originals of assignments of all rights therein obtained from all such third parties to Licensor. Licensee shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any such artwork or designs (as such terms are used in present or future United States copyright and/or patent statutes or judicial decisions).

(c) Licensee's Reserved Rights. Licensor acknowledges that Licensee may already have in existence certain intellectual property rights ("Licensee's Existing IP Material") that it may or may not use in conjunction with Licensed Property. Further, Licensee may create new intellectual property ("Licensee's Future IP Material" and collectively with Licensee's Existing IP Material, the "Licensee's Reserved Rights") for use with the Licensed Property and other subject matter separate from the Licensed Property. To the extent that Licensee's Reserved Rights are separable from Licensed Property, Licensor's company name and/or logo and Licensor Materials (as hereinafter defined), Licensee's Reserved Rights shall remain vested in Licensee. Licensee hereby grants Licensor an irrevocable, gratis license to use any Licensee's Reserved Rights during the Term and shall provide Licensor with Licensee's Reserved Rights as requested by Licensor from time to time, including, without limitation, photographs of Licensed Products for use on Licensor's website.

(d) Licensor's Discretion to Institute Action. Licensor and Licensee shall cooperate to ensure that third parties do not unlawfully infringe on Licensed Property or engage in any acts of unfair competition involving Licensed Property. Licensee shall promptly notify Licensor of any such infringements or acts of unfair competition by third parties that come to its attention. Licensor shall have the exclusive right, exercisable at its discretion, to institute in its own name and/or Licensee's name and to control all claims, suits and/or actions against third parties relating to the Licensed Property, and other proprietary rights in and to the same, at Licensor's sole cost and expense. With respect to any such claim, suit and/or action, Licensor shall employ counsel of its own choice to direct the handling of the claim, any litigation related thereto and any settlement thereof. Licensor shall be entitled to receive and retain all amounts awarded, if any, as

damages, profits or otherwise in connection with such claims, suits and/or actions. Licensee shall not, without Licensor's prior written consent, make any claim, institute any suit or take any action on account of such infringements, acts of unfair competition or unauthorized uses. If, with Licensor's prior written consent, Licensee makes such a claim or institutes, at its sole cost and expense, such a suit or action, then Licensee shall be entitled to recover all reasonable costs and expenses incurred in connection with such claim, suit or action from any financial recovery awarded or obtained and the remainder shall be paid to Licensor, less twenty percent (20%) which Licensee may retain. If Licensee does not prevail on any such claim, suit and/or action, or if there is a discrepancy, then Licensee may not recover any sums from Licensor in connection with such claim, suit and/or action. Licensor has no obligation to commence, approve or make any claim, suit and/or action. Licensor shall incur no liability by reason of Licensor's failure or refusal to prosecute, or by Licensor's refusal to permit Licensee to prosecute, any alleged infringement by third parties, or by reason of any settlement to which Licensor may agree.

(e) Withdrawn Rights. Licensor may withdraw any or all elements of the Licensed Property, in any or all portions of the Territory and/or in certain Permitted Distribution Channels, or any component part thereof, from the rights granted pursuant to the terms of this Agreement (the "Withdrawn Rights") if Licensor determines that the exploitation thereof would or might violate or infringe the copyright, trademark or other proprietary rights of any third parties, or subject Licensor or Licensee to any liability or violate any Law, court order, government regulation or other ruling of any governmental agency or authority, or if, on account of the expiration or sooner termination of any agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of Licensed Property hereunder or otherwise, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if Licensor determines that it cannot adequately protect its rights in Licensed Property under the copyright, trademark or other Laws of the Territory or any portion thereof. Such a withdrawal shall not be deemed a breach of this Agreement. Within five (5) business days following Licensee's receipt of written notice of such withdrawal, Licensee shall, if so requested by Licensor, in Licensor's sole discretion: (a) destroy, or (b) deliver to Licensor at Licensor's sole cost and expense any Licensed Product(s) which are in Licensee's Inventory that bear or feature any of the Withdrawn Rights. Licensor shall indemnify Licensee for the direct production cost of such destroyed or returned Licensed Product(s); provided, however, that Licensee must furnish Licensor with: (i) a detailed inventory of such Licensed Product(s); (ii) source documentation supporting such direct production costs; and (iii) an affidavit of destruction, if applicable, in a form acceptable to Licensor, evidencing the same.

(f) Goodwill. Licensee recognizes the great value of the publicity and goodwill associated with the Licensed Property and all materials created or furnished by Licensor ("Licensor Materials"), and acknowledges that the Licensed Property and Licensor Materials have acquired secondary meaning in the minds of the public and agrees that the Licensed Property, Licensor Materials and all rights and goodwill in them belong exclusively to the Licensor and its subsidiaries and/or affiliates. Licensee assigns and transfers to Licensor all goodwill created by Licensee's use of the Licensed Property, Licensor Materials and Licensed Product(s). Licensee further acknowledges and agrees that it will not cause or permit any third party to register in its name any Licensed Property or Licensor Materials, or any component part thereof, and/or represent in any filing, statement, document or other presentation, that it is the owner of any of the foregoing, and shall not use or display any of the foregoing except as expressly permitted herein. Licensee's use of Licensed Property, Licensor Materials, or any portion thereof, shall inure solely to the benefit of Licensor.

(g) Maintenance of Intellectual Property Rights. Licensee shall assist Licensor, at Licensor's request and sole cost and expense, in the procurement and maintenance of Licensor's rights in Licensed Property (including, without limitation, all intellectual property rights thereon, whether recognized currently or in the future). In connection therewith, Licensee shall, without limitation, execute and deliver to Licensor, in such manner as Licensor shall reasonably request, from time to time, including, without limitations the form attach hereto as Exhibit D, all instruments necessary to: (i) effectuate copyright and trademark protection; (ii) record Licensee as a registered user of any trademarks pursuant to this Agreement; or (iii) cancel any such registration. Such registration shall be handled by attorneys selected or approved by Licensor, in its sole discretion. Licensor makes no representation or warranty that copyright or trademark protection shall be secured in Licensed Property.

(h) No Attack. Licensee shall not, during the Term and at all times thereafter: (i) attack or challenge; or (ii) lend assistance to any third party in connection with an attack or challenge of any right, title or interest of Licensor in and to Licensor's company name and/or logo, Licensed Property and Licensor's Materials, and any and all other intellectual property rights of Licensor, including, without limitation, copyrights, trademarks and/or patents owned and/or controlled by Licensor, whether by way of application for and/or an opposition of any trademark relating to the Licensed Property or anything confusingly similar thereto, or by way of lawsuit, cancellation proceeding or action or otherwise. Licensee shall not, during the Term and at all times thereafter misuse, disparage or bring into disrepute Licensor's name and/or the Licensed Property nor make any negative or unfavorable statements concerning Licensor's name and/or the Licensed Property.

(i) Works Made For Hire. Licensee acknowledges and agrees that any and all intellectual property rights arising from or relating to the Licensed Product(s) that are created or developed by Licensee under this Agreement and that qualify as works of authorship belong to Licensor and are "works made for hire" as defined in Section 101 et seq. of the United States Copyright Act, Title 17, United States Code ("Copyright Act"). With respect to any and all intellectual property rights created or developed by Licensee under this Agreement, including any rights arising under Section 7(b) above, and arising from or relating to the Licensed Product(s) which are not "works made for hire" as defined in the Copyright Act, including, without limitation, inventions, Licensee hereby assigns all right, title and interest in and to such intellectual property rights to Licensor. Licensee will execute and deliver any and all documents, including, without limitation, short form assignments, determined by Licensor to be necessary to perfect its right, title and interest in and to any such intellectual property rights. Notwithstanding the foregoing, this Section shall not apply to any intellectual property rights that Licensee owned prior to the Effective Date (as defined in the Summary of Commercial Terms), including, without limitation, Licensee's Existing IP Material. If Licensee incorporates into any Licensed Product any invention, design or other work of authorship previously owned by Licensee, or in which Licensee has an interest (each, a "Prior Work"), Licensee grants to Licensor a non-exclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to make, have made, use, or sell Licensed Product(s) employing or incorporating each such Prior Work.

8. DOMAIN NAME OWNERSHIP.

(a) Licensor shall own all right, title and interest (including, without limitation, all intellectual property rights) in any URLs and domain names that use or incorporate the Licensed Property, or any variation thereof, in the body of such URL and/or domain name ("Licensor URL"). Prior to Licensee's use of the Licensed Property on the internet or in any Permitted Distribution Channel, Licensee shall (i) use its commercially reasonable efforts to monitor any use of the Licensed Property on the internet by any Permitted Distribution Channel, and (ii) submit copies to Licensor of all proposed uses by Licensee and the Permitted Distribution Channels. Licensee agrees that, to the extent that Licensor finds any use of a Licensed Property on the internet by a Permitted Distribution Channel to be objectionable, as determined by Licensor in its sole and absolute discretion, Licensee shall use its commercially reasonable efforts to cause the Permitted Distribution Channel to cease its use of the Licensed Property on the internet. For the avoidance of doubt, Licensee shall be permitted to register URLs and/or domain names that do not, in any form or manner, incorporate all or a portion of the Licensed Property, or any variation thereof ("Licensee Domains"). Licensee shall be permitted to use the Licensee Domains in connection with the sale, marketing and Advertising & Promotion of the Licensed Products.

(b) Licensee shall have no right to, and hereby agrees not to, register any URL and/or domain name incorporating, in whole or in part, Licensed Property or any variation thereof without the prior written consent of Licensor in each instance, which approval shall be granted or withheld in Licensor's sole and absolute discretion. Licensor shall have the sole right to apply for any URL and/or domain name that includes any aspect of the Licensed Property and/or any variation thereof in any level domain. If Licensee desires to use a URL and/or domain name that incorporates any aspect of the Licensed Property or any variation thereof, Licensee shall submit its proposal therefore to Licensor in writing. Licensor shall, in its sole and absolute discretion, approve or disapprove such URL and/or domain name, and Licensor reserves the right to register any such requested URL and/or domain name in its own name or the name of an affiliate and license it to Licensee. Licensee agrees to cooperate with Licensor in the execution, filing, application and/or registration of any URL and/or domain name that Licensor may choose to register. Should Licensee register any URL and/or domain name incorporating the Licensed Property, with or without Licensor's prior approval, Licensee shall transfer such URL and/or domain name to Licensor upon request from Licensor. Specifically and without limitation, Licensee shall immediately accept a request for transfer of the URL and/or domain name initiated by Licensor through the domain name registrar. Should Licensee fail to accept the request for transfer or other documentation (electronic or written) to transfer the URL and/or domain name, Licensor may submit this paragraph of this Agreement to the domain name registrar to effect the transfer. If the domain name registrar does not accept this provision of the Agreement to effect the transfer, Licensor may file an arbitration proceeding under ICANN to obtain the transfer of the URL and/or domain name to Licensor. Should Licensor be required to file an ICANN proceeding to obtain the return of the URL and/or domain name, Licensee shall be required to reimburse Licensor for all costs incurred whatsoever in such proceeding, including but not limited to, attorneys' fees, filing fees and other costs.

(c) During the Term and at all times thereafter, Licensee shall refrain from: (i) establishing, maintaining, or participating in any social media (i.e. Twitter, Facebook, My Space, Pinterest or other similar platforms now known or hereafter created) using the Licensed Property without Licensor's prior written consent which consent may be withheld in Licensor's sole discretion; (ii) posting (or other similar activity) any content bearing the Licensed Property to any social media or other similar website if the terms of use for such site would be violation of any of the terms of this Agreement if the conduct had been undertaken by Licensee (i.e. if by virtue of posting a picture the copyright is not protected, then Licensee may not post any materials embodying the Licensed Property on such site, e.g. Pinterest).

9. REPRESENTATIONS AND WARRANTIES.

(a) Licensor warrants and represents to Licensee that: (i) it either owns or controls the rights granted herein and (ii) it is authorized to enter into this Agreement and to license the rights herein granted to Licensee.

(b) Licensee warrants and represents all of the following:

(i) (A) It has the full right, power and authority to enter into the Agreement and to perform all of its obligations hereunder; (B) it is adequately staffed and financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder; (C) it is duly organized, validly existing and in good standing under the Laws of its state of organization; (D) all necessary acts have been effected by it to render the Agreement valid and binding upon it; and (E) in its negotiations relative to the Agreement, it has not utilized the services of any finder, broker or agent and it owes no commission or fees to any such person in relation hereto.

(ii) Licensee shall comply with and act in accordance with (A) any and all applicable Laws and other legal obligations of or in the Territory including, without limitation, local, state, federal and international directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common Law; (B) conventions and treaties to which the United States or any legal subdivision thereof is a party; and (C) industry and trade-association standards, rules or regulations (individually and collectively, "Law" or "Laws"). There is no pending or threatened litigation which may affect Licensee's ability to fully perform its obligations herein.

(iii) (A) The Licensed Product(s) and all Advertising & Promotion by Licensee, if applicable, shall be of high quality in design, material and workmanship; (B) no injurious deleterious or defamatory material, writing or images shall be used in or on the Licensed Product(s) or Advertising & Promotion; (C) the Licensed Product(s) shall be merchantable and fit for the intended use herein, shall in all respects be safe to consumers and shall be manufactured and distributed in accordance with all applicable Laws; (D) Licensee shall undertake a level of customer service and provide warranties to consumers at least as favorable as is standard in its industry; and (E) Licensee shall comply with any and all product recalls issued by the Consumer Product Safety Commission (CPSC) or any other local, federal or state agency or Law.

(iv) Licensee shall not create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon this Agreement or permit the commencement of any proceeding or foreclosure action on this Agreement or to obtain any assignment thereof, whether or not involving any judicial or nonjudicial foreclosure sales.

(v) Licensee has not and will not, during the Term or at any time after expiration of the Term: (A) attack any right, title or interest of Licensor in and to Licensed Property; (B) infringe upon or violate the trademark rights, copyright, right of publicity or any other intellectual property right of any other person or entity; or (C) create any expenses chargeable to Licensor without the prior written approval of Licensor.

(vi) Neither Licensee nor any of its subsidiaries, affiliated companies and/or their principals (i.e., owners, officers, directors and/or managers) shall be involved, directly or indirectly, in any act of counterfeiting or piracy or in the unauthorized manufacture, distribution, advertising, sale and/or offering of any merchandise or products bearing the name, trademark, logo or likeness of any other person or entity. Without limiting any other provision of this Agreement, any violation by or on behalf of Licensee of this paragraph shall constitute a material breach entitling Licensor to immediately terminate this Agreement.

(vii) All costs and expenses of manufacture, advertising, promotion, Samples, Packaging, stickers, labels, tags and other costs and expenses related to the manufacture, sale, distribution, Advertising & Promotion of Licensed Product(s), including but not limited to the expense of compliance with the approval requirements set forth in Section 6 and the cost incurred in the development, design, manufacture, distribution, sale, Advertising and Promotion or exploitation of the Licensed Product(s) shall be borne by Licensee.

(c) Licensee hereby acknowledges that Licensor does not make any warranties or representations as to the popularity, success, continued exploitation of, and/or marketing and advertising budget with respect to, the Licensed Property, and does not make any warranties or representations as to the amount of Net Sales or profits Licensee shall derive under this Agreement from the sale or distribution of the Licensed Product(s).

10. INDEMNIFICATION.

(a) Licensor shall indemnify, defend and hold harmless Licensee and its parents, subsidiaries, affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, attorneys, successors and

assigns (each, individually, a "Licensee Indemnified Party") from and against any and all claims, liabilities, demands, causes of action, judgments, settlements, costs and expenses (including, without limitation, reasonable attorney's fees and court costs) arising solely out of or in connection with: (i) the breach by Licensor of a representation, warranty or covenant in this Agreement; (ii) the failure by Licensor to perform any of its obligations under this Agreement; (iii) the gross negligence, bad faith or unlawful conduct of Licensor; and/or (iv) Licensee's use of the Licensed Property strictly as authorized hereunder. Licensor shall not be liable to any Licensee Indemnified Party under this Section 10(a) to the extent that: (A) any loss, claim, damage, liability or expense is determined by a court of competent jurisdiction to result directly from any such Licensee Indemnified Party's willful misconduct or gross negligence; or (B) to the extent that Licensee is required to indemnify Licensor pursuant to Section 10(b) below.

(b) Licensee shall indemnify, defend and hold harmless Licensor and its parents, subsidiaries, affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, attorneys, successors and assigns (each, individually, a "Licensor Indemnified Party") from and against any and all claims, liabilities, demands, causes of action, judgments, settlements, costs and expenses (including, without limitation, reasonable attorney's fees and court costs) arising out of or in connection with: (i) the breach by Licensee of a representation, warranty or covenant in this Agreement; (ii) the failure by Licensee to perform any of its obligations under this Agreement; (iii) the gross negligence, bad faith or unlawful conduct of Licensee; (iv) the design, manufacture, Packaging, distribution, shipment, Advertising & Promotion, sale and/or exploitation of Licensed Product(s); (v) any claim related to the use of third party copyrighted materials on or in connection with Licensed Product(s); (vi) any representation, warranty, claim, statement or promise made by Licensee with respect to Licensed Product(s), including, without limitation, actions claiming deceptive or misleading Advertising & Promotion related to Licensed Product(s) or any materials relating thereto; (vii) the use of Licensed Product(s), including, without limitation, any bodily injury, death or other product liability claims arising therefrom; (viii) any claims by any local, state or federal government or regulatory agency, authority or board relating to Licensed Product(s) or any Advertisement for Licensed Product(s); (ix) claims of copyright infringement, trademark infringement or other intellectual property infringement relating to Licensed Product(s) (except to the extent covered by Section 10(a) above); and (x) any action or omission of Licensee in connection with the conduct of Licensee's business. Licensee shall not be liable to any Licensor Indemnified Party under this Section 10(b) to the extent that: (y) any loss, claim, damage, liability or expense is determined by a court of competent jurisdiction to result directly from any such Licensor Indemnified Party's willful misconduct or gross negligence; or (z) to the extent that Licensor is required to indemnify Licensee pursuant to Section 10(a) above.

(c) The party to be indemnified hereunder (the "Indemnitee") must give the indemnifying party hereunder (the "Indemnitor") prompt written notice of any such action, claim or proceeding, and the Indemnitor, in its sole discretion, then may take such action as it deems advisable under the circumstances to defend such action, claim or proceeding on behalf of the Indemnitee. In the event that appropriate action is not taken by the Indemnitor within thirty (30) days after its receipt of written notice from the Indemnitee, the Indemnitee shall have the right to defend such action, claim or proceeding, but no settlement thereof may be made without the prior written approval of the Indemnitor, which approval shall not be unreasonably withheld, delayed or conditioned. Even if appropriate action is taken by the Indemnitor, the Indemnitee may, at its own cost and expense, be represented by its own counsel in such action, claim or proceeding. In any event, the Indemnitee and the Indemnitor shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such action, claim or proceeding. The provisions of this Section shall survive expiration of this Agreement.

11. INSURANCE.

(a) Licensee shall procure and maintain, at its sole cost and expense, and cause its manufacturers to obtain, at their sole cost and expense, comprehensive general liability insurance, including product liability insurance and insurance to defend and protect the parties against third-party claims for personal injury, death, property damage, negligent design, negligent manufacture, other product liability claims or any advertising injury arising out of or in connection with the Licensed Product(s) or the marketing thereof. Insurance must be obtained from a company reasonably acceptable to Licensor, providing adequate protection for Licensor and Licensee against any claims or suits arising out of or in connection with the rights granted under this Agreement in an amount not less than Five Million Dollars ($5,000,000) per incident or occurrence, or Licensee's standard insurance policy limits, whichever is greater.

(b) Such insurance shall remain in force at all times during the Term and for a period of three (3) years thereafter. Within five (5) business days from the Effective Date, Licensee will submit to Licensor a certificate of insurance naming Licensor as an additional insured and prohibiting the insurer from canceling, terminating or materially modifying the underlying insurance policy unless it gives written notice of such termination, cancellation or modification to Licensor at least thirty (30) days in advance thereof. Upon receipt of such notification, Licensor shall have the right, based on Licensor's sole discretion, to declare a material breach of this Agreement (which must be cured prior to any insurance lapse or result in a termination of this Agreement which termination shall take effect on the last day of coverage, notwithstanding any provision of this Agreement to the contrary) and/or the right, but not the obligation, to purchase

replacement insurance from an insurance carrier of Licensor's choice, and Licensee agrees to pay all costs thereof immediately upon request by Licensor.

(c) In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to Licensor. In the event that any insurance policy required hereunder provides for a waiver of subrogation in the event that such waiver is required by a third party agreement, then this Agreement shall be deemed to require such waiver. Any claims covered by Licensee's insurance policies shall not be offset or reduced in any amount whatsoever by any other insurance which Licensor may independently maintain. Licensee shall notify Licensor of all claims regarding the Licensed Property, Licensed Materials, Licensed Product(s) under any of the foregoing policies of insurance promptly upon the filing thereof. Licensee's indemnification obligations hereunder shall not be limited by the amount of insurance requirements hereunder.

12. TERMINATION.

(a) Automatic Termination for Repetitive Breach. If Licensee breaches a provision of this Agreement, and after receiving a breach notice from Licensor and curing such breach to Licensor's satisfaction, Licensee subsequently breaches the same provision a second (2nd) time (a "Repetitive Breach"), this Agreement shall be deemed automatically terminated, with all amounts, including but not limited to any Guaranteed Minimum Royalties and Minimum CMF for the then-current-Term and any and all Advertising Commitment, CMF and Royalties payable hereunder becoming due and payable immediately, as provided in Section 13(a).

(b) Licensor's Right to Suspend or Terminate. Licensor shall have the right to suspend its performance hereunder and/or terminate this Agreement in its entirety upon the occurrence of any of the following events, including, without limitation:

(i) The failure of Licensee to make any payment required to be made under this Agreement, which failure is not cured within five (5) business days of Licensee's receipt of written notice from Licensor specifying the nature of such failure with particularity; or

(ii) The breach by Licensee of any of its representations or warranties herein or the failure of Licensee to comply with any of the other terms of this Agreement or otherwise discharge its duties hereunder, and such breach or failure is not cured within fifteen (15) days of Licensee's receipt of written notice from Licensor specifying the nature of such breach or failure with particularity; or

(iii) Any act of gross negligence or wanton misconduct by Licensee, and such action is not corrected within ten (10) days of Licensee's receipt of written notice from Licensor specifying the nature of such action with particularity; or

(iv) The cessation of operations by Licensee, including but not limited to Licensee's failure to continuously and diligently seek to fill all accepted purchase orders for Licensed Product(s), for a continuous period of ninety (90) days); or

(v) The making by Licensee of an assignment for the benefit of creditors, or the filing by or against Licensee of any petition under any federal, national, state or local bankruptcy, insolvency or similar Laws, if such filing shall not have been dismissed or stayed within sixty (60) days after the date thereof; or

(vi) The failure of Licensee to achieve the Minimum Net Sales as set forth in the Summary of Commercial Terms with respect to any Contract Year, or prior to the end of a Contract Year if it is reasonably apparent to the Licensor that Licensee will not be able to achieve the Minimum Net Sales for such Contract Year.

(vii) Licensee hereby acknowledges that Licensee shall not have an opportunity to cure any material breach which by its terms, cannot be cured, including, without limitation, any failure to make the Minimum Net Sales; transshipment of Licensed Products; release of products using/including Licensed Property without prior approval from Licensor; the use of Advertising and Promotional materials on or in connection with products which were not approved by Licensor; and/or the failure of Licensee to assist with intellectual property maintenance in the manner provided by Licensor.

(c) Licensee's Right to Suspend or Terminate. Licensee shall have the right to suspend its performance hereunder or terminate this Agreement in its entirety upon the occurrence of the breach by Licensor of any of its representations or warranties herein or the failure of Licensor to comply with the terms of this Agreement or otherwise discharge its duties hereunder, and such breach or failure is not cured within thirty (30) business days of Licensor's receipt of written notice from Licensee specifying the nature of such breach or failure with particularity.

13. EFFECT OF TERMINATION AND SELL-OFF.

(a) Effect of Termination or Expiration. Upon any expiration or termination of this Agreement for any reason whatsoever, all rights in and to the Licensed Property shall revert to Licensor, and Licensor shall be free to license such rights to any other person or entity, and Licensee shall have no further rights whatsoever with respect to Licensed Product(s), the Licensed Property and/or any other intellectual property rights relating thereto. Licensee shall, at its sole cost and expense, return any of Licensor's intellectual property, artwork or materials of any kind that are then in its possession or under its control. Any and all unpaid fees, including but not limited to any Guaranteed Minimum Royalties and Minimum CMF for the then-current-Term and any and all Advertising Commitment, CMF and Royalties payable hereunder and/or any other payments due to Licensor pursuant hereto shall be immediately due and payable to Licensor (and shall be paid not later than (i) twenty-one (21) days from the expiration of the Term or upon such earlier date as may be set forth in the Summary of Commercial Terms, or (ii) five (5) days from the earlier termination of this Agreement for any reason). In no event shall any expiration or termination of this Agreement excuse any party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available thereof, nor shall it excuse the making of any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, Sections 3, 4, 5(e), 7, 8, 9, 10, 11, 13, 14, 15 and 16 hereof shall survive any expiration or termination of this Agreement.

(b) Sell-Off Period. In the event that (i) this Agreement has expired pursuant to its terms, (ii) Licensee is not in breach hereof, (iii) all Guaranteed Minimum Royalties, Royalties, Minimum CMF and CMF contributions have been received in full by Licensor and all Advertising Commitments have been spent by Licensee (and/or paid to Licensor, as applicable), and (iv) Licensee has provided to Licensor any and all information requested, including, without limitation, inventory and trademark information, then Licensee shall have the non-exclusive right to sell-off existing Inventory (as defined in Section 13(c)) within the Territory and Permitted Distribution Channels for a period of ninety (90) days following the expiration of the Term (the "Sell-Off Period"), in which case Licensee shall account to Licensor for Royalties relating thereto as provided for herein. Licensee's right of sell-off will itself terminate automatically if Licensee (or its manufacturer(s) or Distributor(s)) breach any term, condition, obligation, representation or warranty herein during the Sell-Off Period. During such period, Licensee shall not be entitled to use Licensed Property in any new or additional Licensed Product(s), Advertisements or Packaging of any kind. It is specifically understood and agreed that Licensee shall not have the right to manufacture or have manufactured any Licensed Product(s) for a period of three (3) months prior to the expiration, except to fill orders made during the Term and prior to the Sell-Off Period. Following the expiration of the Sell-Off Period, Licensor shall have the right, but not the obligation, to purchase all existing Licensed Product(s) remaining in Inventory at Licensee's actual manufacturing cost thereof. If Licensor elects not to purchase any Licensed Product(s), then Licensee shall destroy the same and furnish Licensor with a certificate of destruction.

(c) Inventory and Destruction. At the expiration or earlier termination of this Agreement, subject to the sell-off provision in Section 13(b), Licensee shall destroy the Licensor Materials and all Licensed Product(s) and/or Advertising & Promotion materials on-hand held for Licensee's Inventory or in process of manufacture (collectively, "Inventory"), unless otherwise directed by Licensor. Following the destruction and/or delivery to Licensor of the Licensor Materials and the destruction and/or sale to Licensor of the Inventory, Licensee shall submit, within thirty (30) days, a statement certified by an authorized representative of Licensee attesting to and detailing the destruction and/or delivery of such Licensor Materials and the destruction and/or sale of all such Inventory (the "Disposition of Inventory Statement").

14. CUMULATIVE RIGHTS & REMEDIES; LIMITATION OF LIABILITY.

(a) All rights and remedies conferred upon or reserved to the parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such parties at law or in equity or otherwise, including, without limitation, requests for temporary and/or permanent injunctive relief. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by either party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such party provided herein or available at law or in equity.

(b) The Licensee acknowledges that any breach by Licensee shall cause Licensor irreparable harm for which there is no adequate remedy at law, and in the event of such breach, Licensor shall be entitled to, in addition to other available remedies, injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights.

(c) To the maximum extent permissible under applicable Law, Licensor will not be liable to Licensee or any third party for any consequential, incidental, punitive, or special damages regardless of the form or action, whether in contract or in tort, even if Licensor has been advised of the possibility of such damages.

15. CONFIDENTIALITY.

(a) Each party acknowledges that it may have access to the other party's Confidential Information (as hereinafter defined), whose value may be impaired by misuse or by disclosure to a third party. The receiving party agrees that it will not disclose such Confidential Information except to perform its obligations under this Agreement. The receiving party shall take reasonable precautions to protect the confidentiality of the other party's Confidential Information. Such precautions may, if requested by the disclosing party, include the use of separate written confidential agreements, in a form approved by the disclosing party. Following the expiration or termination of this Agreement, no party shall disclose or use any of the other parties' Confidential Information for any purpose, unless otherwise agreed in writing by the disclosing party.

(b) All Confidential Information will remain the property of the disclosing party. The confidentiality of Confidential Information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential.

(c) For the purposes hereof, the term "Confidential Information" shall mean any and all proprietary information, technical data, trade secrets and know-how, including, without limitation, research, product plans, products, services, customers, customer lists, potential licensees, suppliers, retailers, manufacturers, markets, developments, inventions, processes, formulas, technology, designs, drawings, manufacturing information, marketing, finances and other business information, which is obtained, received, developed or derived by any party, either directly or indirectly, by any means of communication or expression, prior to or during the Term of this Agreement. Confidential Information shall also include the terms and conditions of this Agreement. As used in this Agreement, the term Confidential Information shall not include any information that is: (i) in the public domain through no fault of the receiving party; (ii) generally known by persons other than the disclosing party (or its subsidiaries or affiliates), or persons employed by, in control of, or otherwise affiliated with the disclosing party (or its subsidiaries or affiliates); (iii) general industry practices and industry specific information generally known or known by persons with a knowledge of the business within which the disclosing party operates; (iv) known by the receiving party, by lawful means, prior to the Effective Date (as defined in the Summary of Commercial Terms); (v) already known to the receiving party at the time of such disclosure other than as a result of disclosure from a third party subject to a confidentiality obligation; (vi) subsequently received by the receiving party in good faith from a third party having prior right to make such subsequent disclosure; (vii) independently developed by the receiving party without use of any confidential or proprietary information of the disclosing party; (viii) approved in writing for unrestricted release or unrestricted disclosure by the disclosing party; or (ix) produced or disclosed pursuant to applicable Laws, regulations or court order, provided the receiving party has given the disclosing party written notice of such request (to the extent practicable under the circumstances) such that the disclosing party has an opportunity to defend, limit or protect such production or disclosure.

(d) Each party agrees to notify the other party of the circumstances surrounding any inadvertent disclosure of Confidential Information.

16. MISCELLANEOUS.

(a) Relationship of the Parties. This agreement does not constitute and shall not be construed to constitute an agency, partnership, joint venture or any other type of unnamed relationship between Licensor and Licensee. Neither party shall have the right to obligate or to bind the other party in any manner whatsoever, and nothing contained in this Agreement shall give or is intended to give any rights of any nature to any third party. Licensor and Licensee both acknowledge and agree that state and federal franchise Laws do not and will not apply to this Agreement or to the relationship between Licensee and Licensor and their respective rights and obligations hereunder. The parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise Laws.

(b) Addresses and Notices. All notices, requests, demands and other communications required or permitted to be made hereunder shall be: (i) in writing; and (ii) shall be deemed duly given if: (A) hand delivered against a signed receipt therefore to a corporate officer; or (B) sent by registered or certified mail, return receipt requested, first class postage prepaid or sent by a nationally recognized overnight delivery service to the party at the address listed in the Summary of Commercial Terms; or (C) sent by confirmed facsimile transmission; or (D) sent by confirmed e-mail; or (E) sent by confirmed electronic submission to Licensor through RoyaltyZone, as applicable; in each case addressed to the party entitled to receive the same at the address specified below:

(i) If to Licensee then to:

the address set forth in the Summary of Commercial Terms and/or such other address

as may be published on the website for Licensee listed in the Summary of Commercial Terms.

(i) If to Licensor for required Notices, then to:
legaldept@authenticbrandsgroup.com

If to Licensor for purposes of submitting Approvals, Samples, Quarterly Statements and/or Annual Statements, then through:
www.royaltyzone.com

If to Licensor for questions about submitting Approvals and Samples, then to:
schin@authenticbrandsgroup.com

If to Licensor, for questions about submitting Quarterly Statements and Annual Statements, then to:

finance@authenticbrandsgroup.com

If to Licensor, for any registered or certified mail, then to the Legal Department at the following address:

ABG TapouT, LLC
c/o Authentic Brands Group, LLC
100 West 33rd Street, Suite 1007
New York, NY 10001
Fax: (212) 760 - 2419

Either party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the second business day after being sent by registered or certified mail; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service or upon confirmed receipt, if earlier; or on the same day if sent by confirmed facsimile transmission or confirmed e-mail or confirmed electronic submission through RoyaltyZone, as applicable; provided, however, that if sent by confirmed facsimile transmission or confirmed e-mail, a copy is also sent by one of the other methods set forth in this Section.

(c) Assignment.

(i) Licensee shall not assign or transfer this Agreement or any of its rights or obligations hereunder, directly or indirectly, pursuant to a Change of Control Transaction (as hereinafter defined) or otherwise, without the prior written consent of Licensor. Any attempted assignment or transfer by Licensee without the prior written consent of Licensor shall be void and of no force or effect. Licensor shall have the right to assign or transfer any or all of its obligations under this Agreement without the knowledge or consent of Licensee following the completion of such assignment or transfer. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(ii) As used herein, the term "Change of Control Transaction" shall mean: (A) that Licensee, directly or indirectly, in one or more related transactions (1) consolidates or merges with or into (whether or not Licensee is the surviving entity) one or more other entities; (2) sells, assigns, transfers, conveys, encumbers or otherwise disposes of all or substantially all of its assets; (3) issues, sells or grants an option to acquire to any other person or entity membership interests equal to fifty percent (50%) or more of the then outstanding membership interests of Licensee (including, on an as if converted basis, the issuance or sale of convertible securities which may be converted into membership interests of Licensee); (4) consummates a membership interest purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or entity, whereby such other person or entity acquires membership interests equal to fifty percent (50%) or more of the then outstanding membership interests of Licensee (including, on an as if converted basis, the issuance or sale of convertible securities which may be converted into membership interests of Licensee); or (5) reorganize, recapitalize or reclassify its membership interests such that its membership interests are owned or acquired by any other person or entity; or (B) any one or more persons or entities, in one or a series of related transactions, directly or indirectly, acquires fifty percent (50%) or more of the then outstanding membership interests of Licensee (including, on an as if converted basis, convertible securities which may be converted into membership interests of Licensee).

(d) Governing Law; Jurisdiction; Mediation; Waiver of Jury Trial.

(i) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflict of law provisions to the contrary. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(ii) Except with respect to Licensor's right to injunctive relief, any action which in any way involves the rights, duties and obligations of any party hereto under this Agreement shall be brought in the State courts located in New York, New York, and the parties hereto hereby submit to the personal jurisdiction of such courts, and hereby agree that service of process on any party may be effected by certified mail, return receipt requested, first class postage prepaid. Each of the parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such suit or action in any such court. Accordingly, the parties agree that service of process deposited in certified or registered mail addressed to the other party at the address for the other party set forth in notice section hereof shall be deemed valid service of process for all purposes. Each party agrees not to contest the respective venue or jurisdiction selection.

(iii) With respect to Licensor's right to injunctive relief, Licensor may seek an injunction before any court of competent jurisdiction, not limited to a court located in New York, New York and Licensee agrees not to contest the jurisdiction of any such court nor assert, by way of motion, defense or otherwise, that the Agreement or the subject matter hereof may not be enforced in or by such court.

(iv) Except with respect to Licensor's right to injunctive relief hereunder, Licensee and Licensor agree to first attempt to settle any controversy, claim or dispute arising out of or relating to this Agreement before a JAMS mediator in New York, New York. If: (A) either party fails to respond to a request for mediation; or fails to appear; or (B) the parties do not agree upon a mediator within ten (10) days of JAMS submitting the options; or settle the matter through a JAMS mediation, then the party requesting the JAMS mediation may pursue any and all remedies available under applicable Law as modified by the terms hereof. The administrative costs of any mediation shall be split evenly between the parties, subject to 16(e) below. Each of the parties hereby waives the right to trial by jury in any and all actions or proceedings in any court, whether the same is between them or to which they may be parties, and whether arising out of, under, or by reason of this Agreement, or any acts or transactions hereunder or the interpretation or validity thereof, or out of, under or by reason of any other contract, agreement or transaction of any kind, nature or description whatsoever, whether between them or to which they may be parties.

(e) Default Expenses. If Licensee defaults with respect to any obligation under this Agreement, Licensee shall indemnify Licensor against and reimburse Licensor for all reasonable attorney's fees and all other costs and/or expenses resulting or made necessary by the bringing of any action, motion or other proceeding to enforce any of the terms, covenants or conditions of this Agreement.

(f) Entire Agreement. This Form, along with the Summary of Commercial Terms, sets forth the entire Agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, whether express or implied, oral or written, except as herein contained. The express terms hereof shall control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

(g) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the parties hereto.

(h) Waiver and Delays. A waiver by any party of any of the terms and conditions of, or rights under, this Agreement shall not be effective unless signed by the party waiving such term, condition or right and shall not bar the exercise of the same right on any subsequent occasion or any other right at any time or be deemed or construed to be a waiver of such terms or conditions for the future. Neither the failure of nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege.

(i) Severability. If any term or provision of this Agreement, as applied to either party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision shall be eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable; provided, however, that if any term or provision of this Agreement pertaining to the payment of monies to either party shall be declared invalid, illegal, unenforceable, inoperative or otherwise ineffective, such party shall have the right to terminate this Agreement as provided herein.

(j) Form and Construction. Paragraph and subparagraph headings in this Agreement are included for ease of reference only and do not constitute substantive matter to be considered in construing the terms of this Agreement. As used in this Agreement, the masculine gender shall include the feminine and the singular form of words shall include the plural, or vice versa, as necessary in order that this Agreement may be interpreted so as to conform to the subject matter actually existing. In the event of any dispute regarding the definition of Licensed Products, Permitted Distribution Channels, Territory or other term defined herein, Licensor's good faith interpretation of the same shall control. Each Party has cooperated in the drafting and preparation of this Agreement, and no dispute with respect to this Agreement should be resolved based on the conclusion that either Licensee or Licensor was the drafter.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one Agreement binding on all parties hereto notwithstanding that all of the parties hereto are not signatories to the same counterpart. Each of the parties agrees that a photographic or facsimile copy of the signature evidencing a party's execution of this Agreement shall be effective as an original signature and may be used in lieu of the original for any purpose.

(l) Exhibits and Schedules. All Exhibits and Schedules referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

(m) Transaction Expenses. Each party shall be responsible for its own expenses relating to the negotiation of this Agreement, except for the Contract Fee payable to Licensor as specified in the Summary of Commercial Terms.

(n) Currency and Exchange Rate Issues. All sums set forth in this Agreement and any appendices and Exhibits hereto are, and are intended to be, expressed in United States Dollars. All payments of Royalties or other payments or remittances due under this Agreement shall be paid in the United States in United States Dollars at the Foreign Exchange Rate. For the purposes hereof, the term "Foreign Exchange Rate" means, for any particular currency, the spot rate for such currency as quoted at www.oanda.com (to the extent that www.oanda.com provides quotations therefore, or such other resource that is mutually satisfactory to the Licensor and Licensee) at 9:00 a.m., Eastern Standard Time, on the third business day prior to the date on which any relevant payment hereunder is made.

AGREED & ACCEPTED:

"LICENSEE"
Axxess Pharma Inc.
By: [signature]
Print: Daniel Bag,
Title: President
Date: Feb 3, 2014

"LICENSEE"
Allstar Health Brands, Inc.
By: [signature]
Print: Daniel Bag,
Title: President
Date: Feb. 3/2014

"REVIVE LICENSEE"
Samaritan Holdings Limited.
By: [signature]
Print: RAGHU KILAMBI
Title: Director
Date: 1/30/14

"REVIVE LICENSEE"
Revive Bio Science
By: [signature]
Print: Robert Tubel
Title: CEO
Date: Jan 30/14

"LICENSOR"
ABG TapouT, LLC
By: [signature]
Print: Terri DiPaolo
Title: EVP Operations & General Cansel
Date: February 3, 2014

This Exhibit A is attached to and made part of the Agreement between **ABG TapouT, LLC** ("Licensor") on the one hand and **Axxess Pharma Inc.** and **Allstar Health Brands Inc.** ("Licensee") on the other hand, dated October 1, 2013.

EXHIBIT A

Licensed Products & Minimum Invoiced Billing Price

Licensed Product	Minimum Invoiced Billing Price
Pain Reliever (Spray Bottle)	
Pain Reliever (Roll On)	
Pain Reliever (Wipes)	
Pain Reliever (Plasters)	
Pain Reliever (Recovery Spray)	
Pain Relief Pills	
Ice Packs	
Gel Packs	
Hot/Cold Packs	
Heat Creams	
Muscle Rubs	
Vitamins	

This Exhibit B is attached to and made part of the Agreement between **ABG TapouT, LLC** ("Licensor") and on the one hand and **Axxess Pharma Inc.** and **Allstar Health Brands Inc.** ("Licensee") on the other hand, dated October 1, 2013.

EXHIBIT B

Manufacturer's Agreement

This Manufacturer's Agreement is made by and between ______________________ "LICENSEE" and ____________________ "Manufacturer" located at ____________________.

WHEREAS, LICENSEE has entered into a License Agreement with ABG TapouT, LLC ("OWNER") dated ________________ for the manufacture, distribution and sale of certain LICENSED PRODUCTS bearing certain trademarks of OWNER that are identified on the attached EXHIBIT 1 ("PROPERTY");

WHEREAS, LICENSEE desires Manufacturer to manufacture or supply materials for the manufacture of certain LICENSED PRODUCTS bearing the PROPERTY, which are subject to such License Agreement;

WHEREAS, pursuant to said License Agreement, all suppliers and manufacturers utilized by LICENSEE in the manufacture of LICENSED PRODUCTS must agree to certain conditions;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manufacturer agrees as follows:

1. Manufacturer acknowledges that the PROPERTY are the sole property of OWNER and that Manufacturer's right to manufacture the LICENSED PRODUCTS with the PROPERTY thereon is in all respects subject to the terms and conditions of the License Agreement. All manufacturing rights to the LICENSED PRODUCTS are subject to the restrictions on the use of the PROPERTY and the termination provisions of the License Agreement. The manufacture of the LICENSED PRODUCTS shall give Manufacturer no right to use the PROPERTY or to sell LICENSED PRODUCTS bearing the PROPERTY beyond the term or outside the scope of the License Agreement. If OWNER terminates the License Agreement, Manufacturer shall have no claim against OWNER for any reason whatsoever.

2. Manufacturer shall not make or sell, or cause to be made or sold, the LICENSED PRODUCTS to any person or entity except LICENSEE.

3. Manufacturer shall conform to all local laws and customs regarding hiring practices, wage and working conditions. Manufacturer shall comply with all of the provisions of the attached *Standards of Manufacturing Practices*, (a copy of which shall be provided to Manufacturer by Licensee upon signing hereof), including, without limitation, Owner's right to inspect Manufacturer's facilities. Under no circumstances shall Manufacturer involve the production of LICENSED PRODUCTS in an environment where underage labor is employed. Manufacturer shall not utilize factories or production facilities that force work to be performed by unpaid laborers or those who must otherwise work against their will. LICENSEE shall monitor Manufacturer's factories and work environment to ensure compliance to these policies and obtain verification of compliance. If Manufacturer is found not to be in compliance with the above requirements, they will no longer be permitted to be a manufacturer of LICENSED PRODUCTS and this Manufacturer's Agreement shall automatically terminate.

4. OWNER shall be deemed an intended third party beneficiary of this Agreement and shall have the right, in its sole discretion, to enforce its provisions against Manufacturer.

MANUFACTURER	LICENSEE
By:____________________	By:____________________
Signature	Signature
____________________	____________________
Printed Name	Printed Name
____________________	____________________
Title	Title
____________________	____________________
Date	Date

Standards of Manufacturing Practices

Overview

In order to maintain high standards for decent and humane working conditions in the manufacturing operations of OWNER or its LICENSEES, OWNER has established specific minimum guidelines for its manufacturing partners around the world. OWNER's supplier selection process requires all factories with which OWNER or its LICENSEES contracts to operate in compliance with local laws and, in addition, to meet the specific *Standards of Manufacturing Practices* set forth below through a monitored certification process.

OWNER believes that the following set of standards will help ensure that decent and humane working conditions are provided to the employees of the factories with which OWNER or its LICENSEEs contracts. Where a factory is found to be in violation of the *Standards*, corrective action will be initiated and unless the violation is corrected, OWNER may require the LICENSEE to cease to do business with the offending factory. OWNER believes that consumers can have confidence that products manufactured in compliance with these standards are not produced under exploitative or inhumane conditions.

Standards of Practice

Forced Labor
MANUFACTURER certifies that it does not use any forced labor - prison, indentured, bonded or otherwise.

Child Labor
MANUFACTURER certifies that no person shall be employed in any factory at an age younger than 15 (or 14 where the law of the country of manufacture allows) or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15.

Harassment or Abuse
MANUFACTURER certifies every employee shall be treated with respect and dignity. No employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination
MANUFACTURER certifies that no person shall be subject to any discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, gender, age, disability, sexual orientation, nationality, political opinion, social or ethnic origin, or any other characteristic that is protected by applicable law.

Health and Safety
MANUFACTURER certifies that workers will be provided a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of contractors' facilities.

Freedom of Association and Collective Bargaining
MANUFACTURER certifies that, as applicable, employees' rights to freedom of association and collective bargaining will be recognized and respected.

Wages and Benefits
MANUFACTURER certifies that it complies with all applicable wage and hour laws and regulations, and that employees will be paid at least the minimum wage required by local law, or the prevailing industry wage, whichever is higher.

Hours of Work/Overtime
MANUFACTURER certifies that it complies with applicable regulations concerning work hours mandated by local laws and uses overtime only when employees are compensated according to local law. MANUFACTURER further certifies that it will not allow employees to exceed the maximum number of overtime hours provided by local law.

Benefits
MANUFACTURER certifies that it complies with all applicable provisions for legally-mandated benefits, including but not limited to health care; child care; sick leave; contributions for social security; life, health, worker's compensation and other insurance mandated by local law.

Environment
MANUFACTURER certifies that it complies with applicable country environmental regulations.

Documentation and Inspection

MANUFACTURER agrees to:

(A) Certify to OWNER on an annual basis in writing that each of the above-listed *Standards* is being met.

(B) Maintain on file such documentation as may be needed to demonstrate compliance with the *Standards of Manufacturing Practices*

(C) Make these documents available in the English language to LICENSEE for audit inspection upon request.

(D) Provide employees with the opportunity to report noncompliance with workplace standards outlined herein, free from punishment or prejudice for so doing.

(E) Post the *Standards* in the language of the country of manufacture in a common area accessible by all employees.

This Exhibit C is attached to and made part of the Agreement between **ABG TapouT, LLC** ("Licensor") and on the one hand and **Axxess Pharma Inc.** and **Allstar Health Brands Inc.** ("Licensee") on the other hand, dated October 1, 2013.

EXHIBIT C

Intellectual Property Notices

Note: This Exhibit C is only to assist Licensees, who should refer to the Style Guide provided by Licensor for all the guidelines that must be followed when using any of the TapouT intellectual property. As a matter of policy, all Licensees must submit a sample or mock-up of any use of TapouT and related trademarks to Licensor for approval as set forth in the License Agreement.

Any and all products, advertisements, marketing materials, packaging, instruction materials and Licensee's website (if it features a product) must bear appropriate copyright, trademark and credit notices as designated by Licensor, as well as the QR Code, if requested by Licensor.

Legal lines should be placed on the actual item, including but not limited to all inner neck labels, woven labels, hangtags, stickers and any and all marketing materials.

I. USAGE OF THE TAPOUT AND T.O. LOGO:
The TapouT logo is made up of two types of logos: two-color logos and one-color logos. These four logos are the only approved TapouT logos that can be used in all applications. The T.O. Icon is a single color icon and is the only approved T.O. Icons that can be used in all applications with the exception of the TapouT MPS apparel line. For further guidelines concerning the use of the TapouT Logos please refer to the Style Guide.

Every time any product, advertisement, marketing material, packaging/hangtag, instruction materials and/or Licensee's website bear any of the TapouT logos, the TapouT logos registration mark ® must always be present, in at least one permanent spot. The registration mark always should be in the same position, the bottom right side and level with the third point as shown herein.

II. LEGAL LINES:
All hangtags for apparel must include the following legal line, in its entirety:

TapouT® is a registered trademark of ABG TapouT, LLC in the USA.
TapouT ™ is a trademark of ABG TapouT, LLC
©2013 ABG TapouT, LLC

All hangtags for apparel must also include the TapouT Logo and a reference to Licensor's website: "TAPOUT.COM"

For further guidelines concerning the use of proper hangtags and other packaging material please refer to the Style Guide.

III. TAPOUT USAGE IN COPY & WRITING:
All typing or writing of the word TapouT in emails, or copy for marketing and advertising materials must follow the guidelines below:

Capitalize the first and last "T" in the word: **TapouT**
When capitalizing **TAPOUT** use all caps.

This Exhibit D is attached to and made part of the Agreement between **ABG TapouT, LLC** ("Licensor") and on the one hand and **Axxess Pharma Inc.** and **Allstar Health Brands Inc.** ("Licensee") on the other hand, dated October 1, 2013.

EXHIBIT D

Intellectual Property Maintenance

LICENSEE NAME:		Maintenance of Licensor's Intellectual Property Rights							
Licensed Products (by SKU)	Authorized Mark(s)	Ads / Promotional Materials / Product Mentions	Name / Location of Manufactures	Name / Location of Retailers	Sales (Units and Dollars)	Packaging Samples	Date of First Use	Date of First Sale in Interstate Commerce	Picture Attached